Exhibit 21

                         Subsidiaries of the Registrant

Ardent Pharmaceuticals, Inc.              Incorporated in North Carolina
Enhance Lifesciences, Inc.                Incorporated in Delaware
Enhance Life Sciences, Ltd.               Incorporated in the United Kingdom